EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2000 relating to the financial statements, which appears in E-Loan's Annual Report on Form 10-K/A for the year ended December 31, 1999. We also consent to the references to us under the headings "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
October 9, 2000